Exhibit 99.1

FOR IMMEDIATE RELEASE
Media & Investor Contact:
Amy Wakeham,
(858) 503-3359
awakeham@maxwell.com

Maxwell Technologies Completes of Sale of Microelectronics Product Line to Data Device Corporation for $21 Million

SAN DIEGO, April 27, 2016 -- Maxwell Technologies, Inc. (NASDAQ: MXWL), a leading developer and manufacturer of ultracapacitor-based energy storage and power delivery solutions, today announced that it has completed the previously announced sale of its microelectronics product line to Data Device Corporation (“DDC”), a subsidiary of ILC Industries, Inc. The sale included all assets and certain liabilities related to the microelectronics product line. As part of the purchase agreement, 37 employees have transitioned from Maxwell to DDC. Existing product customers and business partners should see no disruption in service.

The transaction purchase price was $21 million in cash. Canaccord Genuity acted as Maxwell’s exclusive financial advisor.

About Maxwell:
Maxwell is a global leader in the development and manufacture of innovative, cost-effective energy storage and power delivery solutions. Our ultracapacitor products provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation and telecommunications. Our high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. For more information, please visit our website: www.maxwell.com.

Forward-Looking Statements
Statements in this news release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. Actual events may differ materially. For further information regarding risks and uncertainties associated with Maxwell's business, please refer to the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of these documents may be obtained by contacting Maxwell's investor relations department at (858) 503-3359, or at our investor relations website: investors.maxwell.com.
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